[FORM OF [FOR AMENDED NOTES: AMENDED AND RESTATED] SENIOR SECURED CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OR ASSIGNED UNLESS (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. NOTHING IN THE PRECEDING SHALL PROHIBIT THE PLEDGE OF THE SECURITIES IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

The Allied Defense Group, Inc.

[FOR AMENDED NOTES: Amended and Restated] Senior Secured Convertible Note

[FOR AMENDED NOTES:: Original Issuance Date: March 9, 2006] Exchanged for New Note with Issuance Date: [ ], 2007] [FOR INITIAL NOTES:
Issuance Date: [ ], 2007]	Original Principal Amount: U.S. $[ ][1]

FOR VALUE RECEIVED, The Allied Defense Group, Inc., a Delaware corporation (the “Company”), hereby promises to pay to [PORTSIDE GROWTH & OPPORTUNITY FUND][OTHER BUYERS] or registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, and including any Capitalized Interest (as defined in Section 2 below) thereon, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (including, any amounts of Additional Interest required to be paid pursuant to Section 2(d), “Interest”) on any outstanding Principal at a rate per annum equal to the Interest Rate (as defined below), from June [     ], 2007, the date set out above as the Issuance Date, (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). [FOR AMENDED NOTES: This Amended and Restated Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) amends, supplements, modifies and completely restates and supersedes the Senior Subordinated Convertible Note, dated March 9, 2006 (the "Existing Note”), issued by the Company to the Holder in the Original Principal Amount of $[     ], but shall not, except as specifically amended hereby or as set forth in the Securities Purchase Agreement, constitute a release, satisfaction or novation of any of the obligations under any other Transaction Document (as defined in the Securities Purchase Agreement). This Note is one of an issue of Amended and Restated Senior Secured Convertible Notes issued pursuant to the Securities Purchase Agreement by and between each of the Buyers (as defined in the Securities Purchase Agreement) and the Company (collectively, the “Notes” and such other Amended and Restated Senior Secured Convertible Notes, the “Other Notes”).] [FOR INITIAL NOTES: This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Secured Convertible Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the “Notes” and such other Senior Secured Convertible Notes, the “Other Notes”).] Certain capitalized terms used herein are defined in Section 30.

(1) MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. The “Maturity Date” shall be [     ], 2010, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5) is delivered prior to the Maturity Date.

(2) INTEREST. (a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the last day of each Calendar Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being September 30, 2007. Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in shares of Common Stock (as defined below) (“Interest Shares”) so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the Holder, pay Interest on any Interest Date in cash (“Cash Interest”) or in a combination of Cash Interest and Interest Shares; provided, further, however, that Company may capitalize any such Interest accruing through [           ],2 2007 on and as of each applicable Interest Date by adding it to the then outstanding Principal of this Note (the “Capitalized Interest”). The Company shall deliver a written notice (each, an “Interest Election Notice”) to each holder of the Notes on or prior to the Interest Notice Due Date (the date such notice is delivered to all of the holders, the “Interest Notice Date”) which notice (1) (A) either (x) confirms that Interest to be paid on such Interest Date shall be paid entirely in Interest Shares or (y) elects to pay Interest as Cash Interest or a combination of Cash Interest and Interest Shares and specifies the amount of Interest that shall be paid as Cash Interest and the amount of Interest, if any, that shall be paid in Interest Shares and (B) certifies that there has been no Equity Conditions Failure, (2) in the event the Company has elected to pay Interest on an Interest Date as Capitalized Interest, states the Company’s election to capitalize such Interest and (3) states the aggregate amount of Interest to be paid to the Holder on the applicable Interest Date; provided, however, that with respect to the Interest Dates on March 30, 2008 and June 30, 2008, the Company shall be permitted to pay Interest in Interest Shares regardless of whether the Equity Conditions set forth in clauses (i) and (vii) of the definition thereof are satisfied (and only so long as there is no Equity Conditions Failure with respect to any other clauses in the definition of Equity Conditions) at the Adjusted Interest Conversion Price. If any portion of Interest for a particular Interest Date shall be paid in Interest Shares, then the Company shall pay to the Holder, in accordance with Section 2(b), a number of shares of Common Stock equal to (x) the amount of Interest payable on the applicable Interest Date in Interest Shares divided by (y) the Interest Conversion Price or the Adjusted Interest Conversion Price, as applicable. Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded to the nearest whole share). Except as provided above with respect to the Interest Dates on March 30, 2008 and June 30, 2008, if the Equity Conditions are not satisfied as of the Interest Notice Date, the Interest Notice shall indicate that unless the Holder waives the Equity Conditions, the Interest shall be paid in cash. If the Equity Conditions were satisfied as of the Interest Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Interest Date, the Company shall provide the Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions prior to the Interest Date, the Interest shall be paid in cash on the Interest Date. In the event of a dispute as to the amount of Interest to be paid on any Interest Date, including without limitation, any dispute relating to the Cash Interest payable or the number of Interest Shares issuable to the Holder in connection with such Interest Date, the Company shall pay to the Holder the amount of Interest (whether in the form of Cash Interest or Interest Shares) not in dispute and resolve such dispute in accordance with Section 24.

(b) When any Interest Shares are to be paid on an Interest Date, the Company shall (i) (A) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the foregoing shall not apply, issue and deliver on the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled and (ii) with respect to each Interest Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Interest.

(c) Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable in cash upon any conversion in accordance with Section 3(c)(i). Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twelve and one-half percent (12.5%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of the issuance and delivery of any Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares.

(d) Upon the occurrence of any Dilutive Issuance (as defined in Section 7(a)) prior to the second (2nd) anniversary of the Issuance Date, the Company shall pay to the Holder, as additional interest (the “Additional Interest”), an amount equal to the product of (i) the Interest Pro Rata Amount multiplied by (ii) five percent (5.0%) of the gross proceeds received by the Company from such Dilutive Issuance. Such amounts of Additional Interest shall be paid in cash to the Holder on the date the Company receives such proceeds in connection with such Dilutive Issuance and the date of any such payment shall be considered an “Interest Date” hereunder.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of common stock of the Company, $0.10 par value per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the initial issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of the issuance and delivery of any shares of Common Stock upon conversion to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such shares of Common Stock.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $[     ]3, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iv), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3rd ) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (1) (X) provided that the Transfer Agent is participating in the Fast Automated Securities Transfer Program of the DTC credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, (2) pay to the Holder in cash an amount equal to the accrued and unpaid Interest on the Conversion Amount up to and including the Conversion Date and (3) for any conversions prior to the third (3rd) anniversary of the Issuance Date, pay any applicable Make-Whole Amount in accordance with Section 3(c)(ii). If this Note is physically surrendered for conversion as required by Section 3(c)(iv) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Make-Whole Amount. If prior to the third (3rd) anniversary of the Issuance Date, the Holder converts all or any portion of this Note pursuant to Section 3(c)(i) or the Company converts all or any portion of this Note pursuant to Section 9(a), then upon such conversion or redemption, the Holder shall receive the Make-Whole Amount; provided, however, that in the event that the Closing Sale Price of the Common Stock exceeds 140% of the initial Conversion Price (as adjusted for any stock split, combination, reclassification or similar transaction) for each of twenty (20) Trading Days out of the thirty (30) consecutive Trading Day period ended on the Trading Day immediately prior to the Conversion Date, then the Holder shall not be entitled to receive the Make-Whole Amount. The Company shall pay any Make-Whole Amount in cash.

(iii) Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC, as applicable, for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five (5) Trading Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each Trading Day of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(iii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In"), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price"), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iv) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 19. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender. The Holder and the Company shall maintain records showing the Principal converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(v) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of             shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d) Limitations on Conversions.

(i) Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of             shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d)(i), in determining the number of outstanding             shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-KSB, Form 10-K, Form 10-QSB, Form 10-Q or Form 8-K, as the case may be (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

(ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note, and the Holder of this Note shall not have the right to receive upon conversion of this Note any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Notes and Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Unless and until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion or exercise, as applicable, of Notes or Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(iii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) written notice to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

(iv) at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(v) the Company’s failure to pay to the Holder any amount of Principal (including, without limitation, the Company’s failure to pay any redemption or make-whole payments), Interest, Late Charges or other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(vi) except as provided otherwise in Schedule 4(a)(vi), the occurrence of any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company, Mecar or any Subsidiary in the VSK Group which, individually or in the aggregate, exceeds $250,000 (as defined in Section 3(a) of the Securities Purchase Agreement), other than with respect to any Other Notes and Permitted Deferred Indebtedness;

(vii) the Company, Mecar or any Subsidiary in the VSK Group, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company, Mecar or any Subsidiary in the VSK Group in an involuntary case, (B) appoints a Custodian of the Company, Mecar or any Subsidiary in the VSK Group or (C) orders the liquidation of the Company, Mecar or any Subsidiary in the VSK Group;

(ix) a final judgment or judgments for the payment of money aggregating in excess of $100,000, other than with respect to Permitted Deferred Indebtedness, are rendered against the Company, Mecar or any Subsidiary in the VSK Group and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(x) the Company breaches any representation, warranty, covenant (including without limitation the Company’s agreement to file with the SEC timely reports and other documents) or other material term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(xi) any breach or failure in any respect to comply with Section 15 of this Note; or

(xii) [FOR AMENDED NOTES: any Event of Default (as defined in the Other Notes or the Initial Notes, as applicable) occurs with respect to any Other Notes or any Initial Notes] [FOR INITIAL NOTES: any Event of Default (as defined in the Other Notes or the Amended Notes, as applicable) occurs with respect to any Other Notes or any Amended Notes].

(b) Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within two (2) Business Days deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an “Event of Default Redemption”) all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the sum of (i) any accrued and unpaid Interest on the Conversion Amount to be redeemed and any accrued and unpaid Late Charges on such Conversion Amount and Interest and (ii) the greater of (A) the product of (1) the Conversion Amount to be redeemed and (2) the Redemption Premium and (B) the product of (1) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (2) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Redemption Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction (other than a Change of Control or Sale Event) unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking to the Notes and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of such Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Notes prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to such successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b) Redemption Right. In connection with any Change of Control, the Company shall redeem (a “Change of Control Redemption”) all of the Conversion Amount then remaining under this Note in cash at a price equal to the sum of (i) [FOR AMENDED NOTES: 100% of the Conversion Amount] [FOR INITIAL NOTES: 115% of the Conversion Amount] and (ii) the amount of any accrued and unpaid Interest on such Conversion Amount through the date of such redemption payment (the “Change of Control Redemption Price”). No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via confirmed facsimile and overnight courier to all, but not less than all, of the holders of Notes (a “Change of Control Redemption Notice” and the date such notice is delivered to all the holders is referred to as the “Change of Control Redemption Notice Date”). The Change of Control Redemption Notice shall be irrevocable. The Change of Control Redemption Notice shall (A) describe such Change of Control and (B) state the Change of Control Redemption Date (as defined below). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to shareholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 3. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration as determined in good faith by the Board of Directors other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors.

(v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Floor Price. Until such time as the Company receives the Stockholder Approval, no adjustment pursuant to Section 7(a) shall cause the Conversion Price to be less than $[     ]4, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction (the “Conversion Floor Price”).

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(8) HOLDER’S REDEMPTIONS.

(a) Holder Optional Redemption. On [     ], 200[_]5(the “Holder Optional Redemption Date”), the Holder shall have the right, in its sole discretion, to require that the Company redeem (each, a “Holder Optional Redemption”) up to all of the Conversion Amount of this Note plus any accrued and unpaid Interest with respect to such Principal and Interest and any accrued and unpaid Late Charges, if any, with respect to such Principal and Interest (the "Available Holder Optional Redemption Amount”) by delivering written notice thereof (a “Holder Optional Redemption Notice”) to the Company not less than seventy-five (75) days prior to such Holder Optional Redemption Date. The Holder Optional Redemption Notice shall indicate the amount of the Available Holder Optional Redemption Amount the Holder is electing to have redeemed (the "Holder Optional Redemption Amount”). The portion of this Note subject to redemption pursuant to this Section 8(a) shall be redeemed by the Company in cash on the Holder Optional Redemption Date at a price equal to the Holder Optional Redemption Amount being redeemed (the “Holder Optional Redemption Price”). Redemptions required by this Section 8(a) shall be made in accordance with the provisions of Section 12. Notwithstanding anything to the contrary in this Section 8(a), but subject to Section 3(d), until the Holder receives the Holder Optional Redemption Price, (a) the Holder Optional Redemption Amount may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3, and any such conversion shall reduce the Holder Optional Redemption Amount in the manner set forth by the Holder in the applicable Conversion Notice and (b) the Holder shall have the right to void the Holder Optional Redemption Notice delivered to the Company hereunder at any time prior to the Holder Optional Redemption Date in the event that the Company has publicly announced a material change after the date of delivery of the Holder Optional Redemption Notice and prior to the Holder Optional Redemption Date. The Company may incur Permitted Pari Passu Indebtedness and use the proceeds of such Indebtedness to pay the Holder Optional Redemption Amount.

(b) Asset Sale Redemption. No earlier than fifteen (15) days prior to nor later than ten (10) days following the consummation of any Asset Sale, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Asset Sale Notice”) to the Holder. At any time prior to the later of (i) ten (10) days following the consummation of any Asset Sale and (ii) ten (10) days following receipt of the Asset Sale Notice, the Holder may require the Company to redeem (an “Asset Sale Redemption”), with the Net Asset Sale Proceeds of such Asset Sale, the applicable Asset Sale Redemption Amount by delivering written notice thereof (the “Asset Sale Redemption Notice”) to the Company. The Asset Sale Redemption Notice shall state (i) the date the Company is required to pay to the Holder the Asset Sale Redemption Price (as defined below), which date shall be no earlier than two (2) Business Days following the date of delivery of such Asset Sale Redemption Notice and (ii) the allocation of such Asset Sale Redemption Amount between this Note and [FOR THE AMENDED NOTES: any Initial Notes] [FOR THE INITIAL NOTES: any Amended Notes] held by the Holder. Each portion of this Note subject to redemption pursuant to this Section 8(b) shall be redeemed by the Company at a price equal to 100% of the applicable Asset Sale Redemption Amount together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges, if any, with respect to such amount (the “Asset Sale Redemption Price”). Redemptions required by this Section 8(b) shall be made in accordance with the provisions of Section 12.

(9) MANDATORY CONVERSIONS AND REDEMPTIONS.

(a) Mandatory Conversion.

(i) General. If at any time, and from time to time, from and after the second (2nd) anniversary of the Issuance Date (the “Mandatory Conversion Eligibility Date”), (i) the average Closing Sale Price of the Common Stock for any twenty (20) Trading Days out of any thirty (30) consecutive Trading Day period exceeds 175% of the Conversion Price then in effect following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (ii) there has been no Equity Conditions Failure, the Company shall have the right to require the Holder to convert up to the Conversion Amount of this Note together with the amount of any accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges, if any, thereon (the “Mandatory Conversion Amount”) as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 9(a) by delivering within not more than two (2) Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”) and each Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall (1) state the date on which the Mandatory Conversion shall occur (the “Mandatory Conversion Date”) which date shall not be less than five (5) Trading Days nor more than thirty (30) Trading Days after the Mandatory Conversion Notice Date, (2) state the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Mandatory Conversion from all of the holders of the Notes pursuant to this Section 9 (and analogous provisions under the Other Notes) on the Mandatory Conversion Date, (3) state the number of shares of Common Stock to be issued to such Holder on the Mandatory Conversion Date, (4) the Make-Whole Amount to be paid to the Holder in cash on the Mandatory Conversion Date and (5) certify that there has been no Equity Conditions Failure. The Company may not effect more than one (1) Mandatory Conversion during any consecutive thirty (30) Trading Day period.

(ii) Pro Rata Conversion Requirement. If the Company elects to cause a conversion of any Conversion Amount of this Note pursuant to Section 9(a), then it must simultaneously take the same action in the same proportion with respect to the Other Notes. If the Company elects a Mandatory Conversion of this Note pursuant to Section 9(a) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require conversion of a Conversion Amount from each of the holders of the Notes equal to the product of (i) the aggregate Conversion Amount of Notes which the Company has elected to cause to be converted pursuant to Section 9(a) and analogous provisions of the Other Notes, multiplied by (ii) the fraction, the numerator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by such holder of outstanding Notes and the denominator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by all holders holding outstanding Notes (such fraction with respect to each holder is referred to as its "Conversion Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Conversion Amount”); provided, however, that in the event that any holder’s Pro Rata Conversion Amount exceeds the outstanding Principal amount of such holder’s Note, then such excess Pro Rata Conversion Amount shall be allocated amongst the remaining holders of Notes in accordance with the foregoing formula. In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Conversion Allocation Percentage and the Pro Rata Conversion Amount.

(b) Mandatory Redemption upon a Sale Event. Upon the consummation of a Sale Event, the Company shall redeem (a “Company Mandatory Redemption”) all of the Conversion Amount then remaining under this Note (the “Company Mandatory Redemption Amount”) in cash at a price equal to the sum of (i) [FOR AMENDED NOTES: 100% of the Conversion Amount] [FOR INITIAL NOTES: 115% of the Conversion Amount] and (ii) the amount of any accrued and unpaid Interest on such Conversion Amount through the date of such redemption payment (the “Company Mandatory Redemption Price”). The Company shall deliver written notice of a Mandatory Redemption by confirmed facsimile and overnight courier to all, but not less than all, of the holders of Notes (the “Company Mandatory Redemption Notice” and the date such notice is delivered to all the holders is referred to as the “Company Mandatory Redemption Notice Date”). The Company Mandatory Redemption Notice shall be irrevocable. The Company Mandatory Redemption Notice shall (A) state that a Sale Event has occurred and (B) state the date on which the Company Mandatory Redemption shall occur (the “Company Mandatory Redemption Date”) which date shall be not less than five (5) Business Days after the Company Mandatory Redemption Notice Date. Notwithstanding anything to the contrary in this Section 9(b), until the Company Mandatory Redemption Price is paid in full, the Company Mandatory Redemption Amount may be converted, in whole or in part, by the holders of Notes into shares of Common Stock pursuant to Section 3. All Conversion Amounts converted by the Holder after the Company Mandatory Redemption Notice Date shall reduce the Conversion Amount of this Note required to be redeemed on the Company Mandatory Redemption Date. Redemptions made pursuant to this Section 9(b) shall be made in accordance with Section 12.

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company initially shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 120% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 120% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved of the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

(12) HOLDER’S REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. The Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if the Change of Control Redemption Notice Date is prior to the consummation of such Change of Control and within five (5) Business Days after the Change of Control Redemption Notice Date otherwise (such date, the “Change of Control Redemption Date”). The Company shall deliver the applicable Asset Sale Redemption Price to the Holder on the applicable Asset Sale Redemption Date. The Company shall deliver the Company Mandatory Redemption Amount on the Company Mandatory Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the Redemption Notice is delivered by or to the Company (as applicable) and ending on and including the date on which the Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 8 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof), forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(13) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders.

(14) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Note.

(15) COVENANTS.

(a) Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and the Permitted Pari Passu Indebtedness and (b) shall be senior to all other Indebtedness of the Company and any of its Subsidiaries (other than any Foreign Subsidiary (as defined in the Security Documents)), other than Permitted Senior Indebtedness.

(b) Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness (other than Permitted Deferred Indebtedness and Permitted Restricted Payments), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e) EBITDA Tests. So long as this Note is outstanding, the Company shall maintain the following covenants (the “EBITDA Tests”) for each Fiscal Quarter of the Company after the Issuance Date (the periods set forth in the covenants below, the “EBITDA Test Periods”):

(i) For the Fiscal Quarter ended September 30, 2007, (A) Consolidated EBITDA shall not be less than negative Three Million Five Hundred Thousand Dollars (-$3,500,000), and (B) Cash Balance shall not be less than Two Million Dollars ($2,000,000);

(ii) For the three (3)-month period ended December 31, 2007, the quotient of (x) Consolidated Net Debt at December 31, 2007, divided by (y) the product of (I) Consolidated EBITDA for the three (3)-month period ended December 31, 2007 multiplied by (II) four (4), shall not be more than 6.0;

(iii) For the six (6) month period ended March 31, 2008, (I) the quotient of (x) Consolidated Net Debt at March 31, 2008, divided by (y) Consolidated EBITDA for the six (6)-month period ended March 31, 2008 multiplied by (II) two (2) shall not be more than 5.0;

(iv) For the nine (9) month period ended June 30, 2008, (I) the quotient of (x) Consolidated Net Debt at June 30, 2008, divided by (y) the product of (I) Consolidated EBITDA for the nine (9) month period ended June 30, 2008 multiplied by (II) the quotient of (A) four (4) divided by (B) three (3) shall not be more than 4.5; and

(v) For the trailing twelve (12) month period ended September 30, 2008 and each subsequent trailing twelve (12) month period ended as of such Fiscal Quarter, the quotient of (x) Consolidated Net Debt at the last day of such period divided by (y) Consolidated EBITDA for such period ended shall not be more than 4.5.

(f) Announcement of Operating Results. Commencing with the Fiscal Quarter ended September 30, 2007, the Company shall release its operating results (the “Operating Results”) for the first three Fiscal Quarters of each Fiscal Year no later than the forty-fifth (45th) day after the end of each such Fiscal Quarter and for each Fiscal Year no later than the ninetieth (90th) day after the end of each such Fiscal Year and such release shall include the amount of the Consolidated EBITDA, Consolidated Net Debt and Consolidated Net Interest Expense and Consolidated Net Income for any applicable EBITDA Test Periods and whether such EBITDA Tests have been met (the “Operating Release”). Concurrently with the Operating Release, the Company shall also provide to the holders of Notes a written certification as to the calculations of any applicable EBITDA Tests and whether such EBITDA Tests have been met for the applicable EBITDA Test Periods. To the extent the foregoing written certification or calculations contain material non-public information, the Company shall also make publicly available (as part of a Quarterly Report on Form 10-Q or on a Current Report on Form 8-K, or otherwise) such material non-public information. In addition, if the Company has failed to meet the EBITDA Tests set forth in Section 15(e) above, the Company shall also make publicly available (as part of a Quarterly Report on Form 10-Q or on a Current Report on Form 8-K, or otherwise) the Operating Results and the fact that the holders have a right to require an Event of Default Redemption of the Notes.

(g) Sale Event. The Company shall not, directly or indirectly, consummate any Sale Event unless, following the consummation of such Sale Event, the amount equal to the sum of (i) the aggregate Net Asset Sale Proceeds from any Asset Sales relating to the sale of Mecar and/or any Specified VSK Entity and (ii) the proceeds to be received upon consummation of such Sale Event, exceeds the sum of (A) the aggregate outstanding principal amount of the Notes and [FOR AMENDED NOTES: the Initial Notes] [FOR INITIAL NOTES: the Amended Notes], (B) any accrued and unpaid interest thereon and Late Charges, if any, thereon and (C) the premium, if any, to be paid to the holder of the Notes and [FOR AMENDED NOTES: the Initial Notes] [FOR INITIAL NOTES: the Amended Notes] pursuant to Section 9(b) hereof and analogous provisions of such [FOR AMENDED NOTES: Initial Notes] [FOR INITIAL NOTES: Amended Notes].

(16) RIGHTS UPON DISTRIBUTION OF ASSETS. Subject to the provisions of Section 4(j) of the Securities Purchase Agreement, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case any Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction of which (i) the numerator shall be the Closing Bid Price of the Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Closing Bid Price of the Common Stock on the Trading Day immediately preceding such record date.

(17) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. No term of this Note may be amended or modified unless pursuant to a writing signed by the Company and the Required Holders; provided, however, that any amendment or modification that pursuant to the terms of the Transaction Documents adversely and disproportionately affects any holder of Notes that holds at least $1 million in principal amount of Notes (and not because of the nature or situation of such holder of Notes) shall require the prior written consent of such holder. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.

(18) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement; provided, however, that no such sale, assignment or transfer of this Note shall be in a denomination less than the lesser of (a) $500,000 and (b) the remaining outstanding Principal of this Note, the accrued and unpaid Interest with respect to such Principal and the accrued and unpaid Late Charges with respect to such Principal and Interest.

(19) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will, subject to the satisfaction of the transfer provisions of the Securities Purchase Agreement, forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 19(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

(20) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(21) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(22) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(23) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of Interest or Late Charges, the Conversion Rate or any Redemption Price, the Company or the Holder, as applicable, shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Interest Election Notice, Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder or the Company, as the case may be. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder or the Company, as applicable, then the Company shall, within two (2) Business Days submit via facsimile (i) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (ii) the disputed arithmetic calculation of Interest or Late Charges, the Conversion Rate or any Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of twelve and one-half percent (12.5%) per annum from the date such amount was due until the same is paid in full (“Late Charge”). In the event of a dispute as to the amount of Late Charges to be paid on any date, the Company shall pay to the Holder the amount of Late Charges not in dispute and resolve such dispute in accordance with Section 24.

(c) Currency. For the purpose of converting any amount hereunder from or into United States Dollars, the conversion shall be made at the exchange rate between United States Dollars and such other currency as reported in the New York edition of The Wall Street Journal prevailing on the Business Day immediately preceding the date of determination.

(26) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(28) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth in the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(29) SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents (as defined in the Securities Purchase Agreement).

(30) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) "Adjusted Interest Conversion Price” means, with respect to any applicable Interest Date in accordance with Section 2, that price which shall be the lower of (i) the applicable Conversion Price and (ii) the price computed as 80% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the ten (10) consecutive Trading Days ending on the Trading Day immediately preceding such applicable Interest Date (each, an “Interest Measuring Period”). All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during the applicable Interest Measuring Period.

(b) [FOR INITIAL NOTES: "Amended Notes” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange therefor or replacement thereof.]

(c) "Approved Stock Plan” means any employee benefit plan or long term stock incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(d) "Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any non-affiliated Person, in an arm’s length transaction or a series of such transactions, of all or any part of the Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the sale or issuance of Capital Stock of any of the Company’s Subsidiaries, with a fair market value of (i) in the case of one Asset Sale or a series of related Asset Sale transactions, $250,000 or (ii) in the case of a series of unrelated successive Asset Sale transactions, an aggregate value of $1,000,000, other than (A) inventory (or other assets) sold or leased in the ordinary course of business of the Company or the sale or disposition of obsolete, worn out or surplus property or (B) a Sale Event.

(e) "Asset Sale Redemption Amount” means, with respect to any Asset Sale, the product of (i) the Holder Pro Rata Amount and (ii) (A) 85% of the Net Asset Sale Proceeds for such Asset Sale or, (B) in the case of any Asset Sales described in clause (ii) of the definition thereof, 85% of the aggregate Net Asset Sale Proceeds for such Asset Sales.

(f) "Bloomberg” means Bloomberg Financial Markets.

(g) "Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h) "Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(i) "Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(j) "Cash Balance” means, at any date, an amount equal to the aggregate amount of cash and cash equivalents (not including restricted cash) and short term investments reported on the Company’s balance sheet as at such date.

(k) "Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(l) "Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(m) "Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company issued Notes pursuant to the terms of the Securities Purchase Agreement.

(n) "Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion or exercise, as applicable, of the Notes and the Warrants.

(o) "Consolidated Total Debt” means, as at any date of determination: (A) the aggregate stated balance sheet amount of all Indebtedness (excluding the aggregate outstanding face amount of the Performance Bonds) of the Company and its Subsidiaries, determined on a combined consolidated basis in accordance with GAAP, plus or minus (B) any adjustment required to include the Amended Notes at their face amount rather than fair value that is used for GAAP purposes.

(p) "Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries plus without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period plus, to the extent deducted in determining Consolidated Net Income of such Person for such period: (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, and (v) any non-cash impact of foreign currency transactions, and non-cash impact of hedge or non-hedge derivative accounting adjustments.

(q) "Consolidated Net Debt” means, as to any date of determination the sum of: (A) the aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries, determined on a combined consolidated basis in accordance with GAAP, plus or minus (B) any adjustment required to include the Amended Notes at their face amount rather than fair value that is used for GAAP purposes, minus (C) the aggregate stated balance sheet amount of cash and cash equivalents of the Company and its Subsidiaries determined on a combined consolidated basis in accordance with GAAP. In no event shall Indebtedness include the aggregate outstanding face amounts of Performance Bonds, nor shall cash amounts include any restricted cash balances maintained for the benefit of issuers of Performance Bonds.

(r) "Consolidated Net Income” means, with respect to any Person for any period, the net income(loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (i) any extraordinary or non-recurring gains or losses or gains or losses from dispositions of assets (including transaction and professional fees and expenses paid from proceeds), (ii) non-cash restructuring charges that do not result in future cash obligations, (iii) other income or expenses associated with fair value accounting for debt, warrants or other securities, (iv) non-cash expenses associated with compensation expense associated with FAS123(r) that do not result in future cash obligations, (v) any tax refunds, use of net operating losses to offset taxes or other net tax benefits and (vi) other noncash charges that do not result in future cash obligations.

(s) "Consolidated Net Interest Expense” mean, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (including, without limitation, interest expense paid to affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on hedging agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on hedging agreements (to the extent not included in gross interest expense) and (B) the upfront cost or fees for such period associated with hedging agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis in accordance with GAAP.

(t) "Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(u) "Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(v) "Effective Date” has the meaning set forth in the Registration Rights Agreement.

(w) "Eligible Market” means , the Principal Market, The New York Stock Exchange, Inc., The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(x) "Equity Conditions” means that each of the following conditions is satisfied: (i) on each day during the period beginning six (6) months prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement, no Cutback Shares (as defined in the Registration Rights Agreement) remain or exist unless such shares are eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws and there shall not be in effect any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Notes (including, without limitation, any shares of Common Stock issuable as Interest Shares) and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered Conversion Shares upon conversion of the Notes and shares of Common Stock upon exercise of the Warrants to the holders on a timely basis as set forth in Section 3(c)(i) hereof (and analogous provisions under the Other Notes) and Section 1(a) of the Warrants; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Principal Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Notes (including, without limitation, any shares of Common Stock issuable as Interest Shares) and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document; and (ix) the Stockholder Approval shall have been obtained.

(y) "Equity Conditions Failure” means that (i) on any day during the period commencing ten (10) Trading Days prior to the applicable Interest Notice Date through the applicable Interest Date or (ii) on any day during the period commencing ten (10) Trading Days prior to the applicable Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(z) "Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion, adjustment or redemption of the Notes, or the exercise of the Warrants; (iii) in connection with the payment of any Interest Shares on the Notes; (iv)pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $35,000,000 (other than an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, and “equity lines”); (v) in connection with any strategic acquisition or strategic transaction, whether through an acquisition of shares or a merger of any business, assets or technologies, the primary purpose of which is not to raise equity capital in an amount not to exceed, in the aggregate twenty percent (20%) of the outstanding shares of Common Stock in any twelve (12) month period; (vi) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the conversion price, exercise price or any other economic terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date; and (vii) in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 7(b).

(aa) "Fiscal Quarter” means each of the fiscal quarters adopted by the Company for the financial reporting purposes that correspond to the Company’s Fiscal Year, or such other fiscal quarter adopted by the Company for financial reporting purposes in accordance with GAAP.

(bb) "Fiscal Year” means the Company’s fiscal year that ends on December 31, or such other fiscal year adopted by the Company for the financial reporting purposes in accordance with GAAP.

(cc) "Fundamental Transaction” means (A) that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of either the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock or (B) that any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company. Notwithstanding anything herein to the contrary, no Asset Sale shall be considered a Fundamental Transaction hereunder.

(dd) "GAAP” means United States generally accepted accounting principles, consistently applied.

(ee) "Holder Pro Rata Amount” means, for any date of determination, a fraction (i) the numerator of which is the sum of (A) the outstanding Principal amount of this Note on such date and (B) the outstanding principal amount of [FOR AMENDED NOTES: any Initial Notes] [FOR INITIAL NOTES: any Amended Notes] held by Holder on such date and (ii) the denominator of which is the Consolidated Total Debt as of such date.

(ff) "Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(gg) [FOR AMENDED NOTES: "Initial Notes” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange therefor or replacement thereof.]

(hh) "Interest Conversion Price” means, with respect to any Interest Date that price which shall be the lower of (i) the applicable Conversion Price and (ii) the price computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the ten (10) consecutive Trading Days ending on the Trading Day immediately preceding the applicable Interest Date (each, an “Interest Measuring Period”). All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during the applicable Interest Measuring Period.

(ii) "Interest Notice Due Date” means the twelfth (12th) Trading Day prior to the applicable Interest Date.

(jj) "Interest Pro Rata Amount” means a fraction (i) the numerator of which is the Original Principal Amount of this Note and (ii) the denominator of which is the aggregate original principal amount of all Notes issued to the purchasers pursuant to the Securities Purchase Agreement on the Closing Date.

(kk) "Interest Rate” means, eight and ninety-five one-hundredths percent (8.95%) per annum, subject to adjustment as set forth herein.

(ll) "Make-Whole Amount” means, as to any Conversion Amount being converted pursuant to Section 3(c)(ii) or Section 9(a), an amount equal to the sum of (i) any accrued and unpaid Interest on such Conversion Amount and (ii) any remaining Interest that, but for the applicable conversion or redemption would have been due on such Conversion Amount through the third (3rd) anniversary of the Issuance Date. For purposes of this definition, Interest shall be computed on the basis of a 360-day year. By way of illustration, assuming the initial Interest Rate is in effect and assuming conversion or redemption occurs on the initial Issuance Date on a Principal amount equal to $1,000, the Make-Whole Amount shall equal $268.50 ($1,000 x (1080/360 x 8.95%)).

(mm) "Mecar” means Mecar S.A.

(nn) "Mecar Facility” means the Mecar Credit Facility as described in the Company’s Form 10-K filed with SEC for the fiscal year ended December 31, 2006 in Note K to the financial statements. This credit agreement is a demand facility. This credit agreement may be amended, restated, renewed, refinanced or extended from time to time and/or new lenders may be added from time to time, including without limitation Sogepa, provided that the principal amount is not increased, except as provided by the limits on Permitted Senior Indebtedness.

(oo) "Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (A) the sum of cash payments and cash equivalents received by the Company or any of its Subsidiaries, from such Asset Sale (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (B) any reasonable direct out-of-pocket actual and estimated professional fees and other costs or expenses incurred in connection with such Asset Sale, including (1) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements) and (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on (x) any Indebtedness that is secured by a Lien on the stock or assets in question or (y) in the case of a sale of a Subsidiary, any Indebtedness owed by such Subsidiary, which, in the case of each of clause (x) and (y), is required to be repaid under the terms thereof as a result of such Asset Sale.

(pp) "Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(qq) "Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(rr) "Performance Bonds” means a bond, guarantee or standby letter of credit issued by a bank or lending institution to guarantee the performance of the Company or one of its Subsidiaries or to guarantee the advance payment of funds by the other party in a contract or other transaction with the Company and/or one of its other Subsidiaries. Performance Bonds include guarantees issued with and without secured deposits..

(ss) "Permitted Deferred Indebtedness” means (A) the Note dated November 1, 2005 payable to Sam Nasiri in the original principal amount of $6,700,000, the balance of which was $5,862,500 as of May 31, 2007, (B) the Note dated September 1, 2005, in the original principal amount of $197,402.57 payable to One Source/TCF Equipment Finance with a balance of $87,268.07 as of May 31, 2007, (C) suit filed in Belgium against one of the members of the VSK Group for an alleged breach of contract, seeking damages of less than $150,000, and (D) the suit filed in Belgium against the Company and Mecar S.A. for unpaid severance and other amounts totaling less than $400,000.

(tt) "Permitted Indebtedness” means (A) Permitted Senior Indebtedness, (B) Indebtedness evidenced by this Note, the Other Notes [FOR AMENDED NOTES: and the Initial Notes] [FOR INITIAL NOTES: and the Amended Notes], (C) other unsecured Indebtedness incurred by the Company and/or any of its Subsidiaries that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of the Interest Rate hereunder, (D) Indebtedness secured by Permitted Liens, (E) Indebtedness to trade creditors incurred in the ordinary course of business, (F) amendments, extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be, (G) a Promissory Note, dated as of November 1, 2005, issued to Sam Nasiri in the aggregate principal amount of $6,700,000.00 with a current principal amount outstanding of approximately $5,862,500.00, (H) certain earn out payments based on the performance of Global Microwave Systems, Inc., payable to Sam Nasiri and not to exceed $4,000,000.00 in the aggregate, (I) Permitted Pari Passu Indebtedness, (J) the loan dated August 1, 2004 in the original principal amount of $400,000, to VSK Electronics N.V., the balance of which was $100,000 as of May 31, 2007, (K) the indebtedness of SeaSpace Corporation to LJT & Associates in the amount of $250,000 as of May 31, 2007, and (L) the indebtedness of News Sports Microwave Rental, Inc. to One Source/TCF Equipment Finance dated September 1, 2005 in the original amount of $197,402.57, the balance of which was $87,268.07 as of May 31, 2007.

(uu) "Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Company’s obligations under the Notes, (v) Liens (A) upon or in any equipment (as defined in the Security Agreement) acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) Liens securing the obligations under Permitted Senior Indebtedness; (viii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods (x) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix) and (xi) Liens securing the Company’s obligations under the Permitted Pari Passu Indebtedness.

(vv) "Permitted Pari Passu Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by the Company under or in connection with any secured Indebtedness the proceeds of which are used solely to pay to the Holder and the holders of the Other Notes any Holder Optional Redemption Price required the terms of the Notes; provided, however, that the aggregate amount of such Permitted Pari Passu Indebtedness does not at any time exceed 105% of the aggregate Conversion Amount of all Notes required to be redeemed by the Company pursuant to Section 8 of this Note and analogous provisions of the Other Notes.

(ww) "Permitted Restricted Payments” means payments made pursuant to the terms of the Permitted Indebtedness described in clauses (J), (K) and (L) of the definition thereof.

(xx) "Permitted Senior Indebtedness” means (i) the Mecar Facility, (ii) the Indebtedness set forth in Schedule 30(xx) hereto and (iii) the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company and/or its Subsidiaries under or in connection with any credit facility to be entered into by the Company and/or its Subsidiaries with one or more financial institutions (together with any amendments, restatements, renewals, refundings, refinancings or other extensions thereof); provided, however, that no Indebtedness pursuant to clause (iii) hereof shall be permitted unless (A) [the Company and/or Mecar shall have executed an agreement for, and publicly disclosed the terms of such agreement on a Current Report on Form 8-K or otherwise, orders for the delivery of product for a minimum aggregate value of €110,000,000, which agreement provides for (1) such products to be [delivered] in two (2) tranches and (2) the products to be delivered in the first (1st) tranche shall have a value of €60,000,000 and shall be delivered no later than one (1) year from the initial execution of such agreement and (B) the aggregate outstanding amount of such Indebtedness permitted pursuant to clause (iii) (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Permitted Senior Indebtedness) does not at any time exceed €10,000,000].

(yy) "Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(zz) "Principal Market” means the American Stock Exchange.

(aaa) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, Change of Control Redemption Notices, the Holder Optional Redemption Notice, the Asset Sale Redemption Notice and the Company Mandatory Redemption Notice and, each of the foregoing, individually, a Redemption Notice.

(bbb) “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) — (iii), (v), (vi) and (ix), 125%, (ii) in the case of the Events of Default described in Section 4(a)(iv), (x) and (xi), 120%, (iii) in the case of the Events of Default described in Section 4(a)(vii) — (viii), 100% and (iv) in the case of an Event of Default described in Section 4(a)(xii), the corresponding premium for such Event of Default as set forth in [FOR AMENDED NOTES: the Other Notes or any Initial Notes, as applicable] [FOR INITIAL NOTES: the Other Notes or any Amended Notes, as applicable].

(ccc) "Redemption Prices” means, collectively, the Event of Default Redemption Price, Change of Control Redemption Price, the Asset Sale Redemption Price, the Holder Optional Redemption Price and the Company Mandatory Redemption Price and, each of the foregoing, individually, a Redemption Price.

(ddd) “Registration Rights Agreement” means that certain amended and restated registration rights agreement dated as of [     ], 2007 by and among the Company and the holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes and exercise of the Warrants, as such agreement may be amended, modified or supplemented,.

(eee) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(fff) “Sale Event” means a sale, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of (i) all or substantially all of the assets of any of the following: (x) VSK Electronics N.V., (y) Télé Technique Générale S.A., or (z) Intelligent Data Capturing Systems N.V. (collectively the "Specified VSK Entities”) and Mecar or (ii) a majority of the Voting Stock, directly or indirectly, of Mecar and any of the Specified VSK Entities or (iii) any transaction or series of transactions, whereafter Mecar and any of the Specified VSK Entities shall cease to be, directly or indirectly, wholly-owned subsidiaries of the Company; provided, however, that in the event only one of Mecar or any of Specified VSK Entities is a party to any such transaction or series of transactions, such transaction or series shall be deemed an Asset Sale and subject to the Asset Sale Redemption terms and conditions set forth in Section 8(b) above; provided, further, that if after such transaction Mecar or any of the Specified VSK Entities that had previously not been part of such transaction is assigned, conveyed, transferred or otherwise disposed of in accordance with the provisions of clauses (i), (ii) or (iii) above, then such subsequent transaction shall be considered a Sale Event.

(ggg) “SEC” means the United States Securities and Exchange Commission.

(hhh) “Securities Purchase Agreement” means that certain amended and restated securities purchase agreement dated as of [     ], 2007 by and among the Company and each holder of an Existing Note, as such agreement may be amended, modified or supplemented.

(iii) [FOR AMENDED NOTES: "Subscription Date” means March 9, 2006.]

(jjj) [FOR INITIAL NOTES: "Subscription Date” means June [     ], 2007.]

(kkk) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(lll) “Trading Day” means any day on which the shares of Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on any such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on any such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(mmm) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(nnn) “VSK Group” means, collectively, VSK Electronics N.V., Télé Technique Générale S.A., Intelligent Data Capturing Systems (IDCS), N.V. and VIGITEC S.A., for so long as it is owned, directly or indirectly, by the Company.

(ooo) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(ppp) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(31) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within two (2) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its Subsidiaries, the Company shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

THE ALLIED DEFENSE GROUP, INC.
By:
Name:
Title:

Schedule 4(a)(vi)

It shall not be a default under Section 4(a)(vi) of the Note if the lenders under the Mecar Facility demand payment of the amounts due under the Mecar Facility as of February 2008.

1

Schedule 30(xx)

Permitted Senior Indebtedness

•	Mortgages for the VSK property of approximately $137,000 described in note M of the Company’s financial statements as provided to the SEC in the Form 10-K for the fiscal year ended December 31, 2006, and Form 10-Q for the fiscal quarter ended March 31, 2007.

•	Capital leases for capital expenditures used in the ordinary course of business, as described in note M of the Company’s financial statements as provided to the SEC in the Form 10-K for the fiscal year ended December 31, 2006, and Form 10-Q for the fiscal quarter ended March 31, 2007.

Euro Balance
Description	Initial Amount	Date of Agreement	Debt Holder (Lender)	31-May-07	Comments
Equipment and Other Leases
	954,991.40 €	various	Fortis Lease	461,932.31 €	Detailed contracts attached
	6,155,021.59 €	various	KBC Lease	1,093,593.55 €	Detailed contracts attached
	32,833.37 €	2002	Volvo Lease	3,304.25 €	Detailed contracts attached ends
in 2007
				1,558,830.11 €	May 31, 2007 balance

MECAR LEASE DETAILS

N° Compte	N° Contrat	n° immo	description	TOTAL	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	Contrôle
253000	35283	120005	Mach recyclage solvent	6,047.99	0.00	0.00	0.00	0.00	1,082.93	1,142.85	1,206.12	1,272.89	1,343.20	0.00	0.00			0.00

			Sortie leasing janvier 2007	-6,047.99					-1,082.93	-1,142.85	-1,206.12	-1,272.89	-1,343.20					0.00

253000	39644	120022	Mach de tampographie	15,349.56	0.00	0.00	0.00	0.00	2,035.97	2,852.03	3,017.43	3,192.38	3,377.48	874.27	0.00			0.00

			Sortie leasing avril 2007	-15,349.56					-2,035.97	-2,852.03	-3,017.43	-3,192.38	-3,377.48	-874.27

253000	36530	120021	Generateur	56,640.00	0.00	0.00	0.00	0.00	7,487.50	10,502.42	11,128.04	11,790.90	12,493.24	3,237.90	0.00			0.00

			Sortie leasing avril 2007	-56,640.00					-7,487.50	-10,502.42	-11,128.04	-11,790.90	-12,493.24	-3,237.90

253000	38396	120039	Appareil videoconference	141,501.19	0.00	0.00	0.00	0.00	16,568.15	26,092.79	27,660.81	29,323.07	31,085.21	10,771.16	0.00			0.00

			Sortie leasing mai 2007	-141,501.19					-16,568.15	-26,092.79	-27,660.81	-29,323.07	-31,085.21	-10,771.16

253000	40419	120057	Mach a flexible	2,361.60	0.00	0.00	0.00	0.00	208.08	433.67	458.13	483.96	511.27	266.49	0.00			0.00

253000	40420	120058	Cisaille motorisee	18,755.33	0.00	0.00	0.00	0.00	1,652.56	3,444.30	3,638.58	3,843.83	4,060.63	2,115.43	0.00			0.00

253000	40421	120059	Tour	10,917.00	0.00	0.00	0.00	0.00	960.76	2,003.20	2,117.25	2,237.78	2,365.19	1,232.82	0.00			0.00

253000	40180	120060	Tour + options + ravitailleurs	237,977.78	0.00	0.00	0.00	0.00	20,993.19	43,738.16	46,182.35	48,763.11	51,488.10	26,812.87	0.00			0.00

253000	40417	120060-1	Tour + options + ravitailleurs	2,064.00	0.00	0.00	0.00	0.00	152.45	379.52	399.50	420.58	442.75	269.20	0.00			0.00

253000	40418	120060-2	Tour + options + ravitailleurs	2,064.00	0.00	0.00	0.00	0.00	152.45	379.52	399.50	420.58	442.75	269.20	0.00			0.00

253000	39628	120061	Tour + options + ravitailleurs	237,977.78	0.00	0.00	0.00	0.00	20,993.19	43,738.16	46,182.35	48,763.11	51,488.10	26,812.87	0.00			0.00

253000	42022	120062	Tour	76,800.00	0.00	0.00	0.00	0.00	4,551.07	14,111.59	14,826.19	15,576.96	16,365.74	11,368.45	0.00			0.00

253000	29342	120063	Ext, modif melting & casting plant	668,731.18	0.00	0.00	0.00	0.00	39,676.28	122,983.99	129,147.43	135,619.70	142,416.38	98,887.40	0.00			0.00

253000	41746	120064	Equipement surveillance	211,270.73	0.00	0.00	0.00	0.00	12,519.66	38,819.97	40,785.74	42,851.09	45,021.00	31,273.27	0.00			0.00

253000	37361	120065	Syst transport	115,534.08	0.00	0.00	0.00	0.00	5,149.55	21,219.52	22,249.68	23,329.86	24,462.47	19,123.00	0.00			0.00

253000	43300	120066	Mach à scier	34,560.00	0.00	0.00	0.00	0.00	2,050.48	6,355.82	6,674.37	7,008.82	7,360.09	5,110.42	0.00			0.00

253000	41461	120075	Projecteur Baty	37,548.48	0.00	0.00	0.00	0.00	1,110.74	6,855.88	7,195.87	7,552.75	7,927.30	6,905.94	0.00			0.00

253000	38395	120088	Ligne d'essorage continu	130,887.78	0.00	0.00	0.00	0.00	5,819.55	23,995.33	25,185.33	26,434.32	27,745.28	21,707.97	0.00			0.00

253000	42603	120089	Tour a poupee mobile gital	196,800.00	0.00	0.00	0.00	0.00	5,807.05	35,864.50	37,680.62	39,588.70	41,593.44	36,265.69	0.00			0.00

			Centre d'usinage verticalDeckel
253000	41764	120092	Maho	226,881.60	0.00	0.00	0.00	0.00	3,370.37	41,466.48	43,414.65	45,454.39	47,589.93	45,585.78	0.00			0.00

253000	41790	120093	Groupe électrogène SDMO	112,038.72	0.00	0.00	0.00	0.00	1,664.36	20,476.99	21,439.04	22,446.32	23,500.90	22,511.11	0.00			0.00

253000	42595	120094	Machine Biglia	176,640.00	0.00	0.00	0.00	0.00	2,624.02	32,283.96	33,800.73	35,388.77	37,051.41	35,491.11	0.00			0.00

253000	42587	120095	Machine Biglia	176,640.00	0.00	0.00	0.00	0.00	2,624.02	32,283.96	33,800.73	35,388.77	37,051.41	35,491.11	0.00			0.00

253000	44632	130020	Machine à profiler	101,518.08	0.00	0.00	0.00	0.00	0.00	18,560.49	19,393.81	20,264.56	21,174.39	22,124.83	0.00		0.00

253000	41746 bis	120064	Equipement surveillance ajout	51,219.31	0.00	0.00	0.00	0.00	0.00	9,337.94	10,680.80	11,221.55	11,789.72	8,189.30	0.00		0.00

253000	47499	130025	Tour Biglia	139,323.84	0.00	0.00	0.00	0.00	0.00	21,309.51	26,537.49	27,632.31	28,772.53	29,959.71	5,112.29		0.00

253000	43419	130026	Chaudière Dedietricht	36,933.68	0.00	0.00	0.00	0.00	0.00	6,191.55	7,038.15	7,346.80	7,669.05	8,005.39	682.74		0.00

			Gerbeur électrique à timon ac levée
253000	47346	130045	auxiliaire	9,693.12		0.00	0.00	0.00	0.00	1,321.85	1,831.58	1,913.81	1,999.74	2,089.53	536.61		0.00

253000	47336	130046	Chargeur téléscopique Merlo	87,475.20		0.00	0.00	0.00	0.00	11,928.66	16,528.56	17,270.68	18,046.10	18,856.32	4,844.88		0.00

253000	47498	130066	Tour Biglia B470 YS 2M + options	235,961.38		0.00	0.00	0.00	0.00	32,177.15	44,585.27	46,587.07	48,678.74	50,864.33	13,068.82		0.00

253000	48400	130069	Tour Biglia B1200 M	141,673.92		0.00	0.00	0.00	0.00	17,354.16	26,879.50	27,932.80	29,027.40	30,164.89	10,315.17		0.00

253000	48401	130070	Tour Biglia B1200 M	141,673.92		0.00	0.00	0.00	0.00	17,354.16	26,879.50	27,932.80	29,027.40	30,164.89	10,315.17		0.00

253000	48398	130072	Tour Biglia B1200 M	141,673.92		0.00	0.00	0.00	0.00	17,315.31	26,841.64	27,921.29	29,044.37	30,212.61	10,338.70		0.00

253000	48399	130073	Tour Biglia B1200 M	141,673.92		0.00	0.00	0.00	0.00	17,315.31	26,841.64	27,921.29	29,044.37	30,212.61	10,338.70		0.00

253000	49885	130090	Tour Gildemeister GD32-6A	235,200.00		0.00	0.00	0.00	0.00	17,625.08	43,686.10	45,715.83	47,839.85	50,062.52	30,270.62		0.00

253000	50745	130095	Presse 15 tonnes	21,816.96						976.01	4,018.03	4,206.80	4,404.44	4,611.38	3,600.30		0.00

253000	49953	130101	Tour Universel Gildemeister	115,377.60						3,417.32	21,086.93	22,121.66	23,207.16	24,345.95	21,198.58		0.00

253000	49060	110102	Sensor for Tension and Compression	11,040.00						164.42	2,021.81	2,114.69	2,211.84	2,313.44	2,213.80		0.00

253000	53337	130103	Chaudière Dedietricht	36,933.68						550.05	6,763.72	7,074.46	7,399.48	7,739.40	7,406.57		0.00

253000	52653	140022	Enceinte de températureVT7120	21,101.76							3,537.54	4,021.23	4,197.61	4,381.69	4,573.87	389.82	0.00

			Workstation for bldg 67 profile
253000	53338	140023	serie 4	19,709.84							3,300.64	3,753.71	3,920.32	4,094.27	4,275.98	364.92	0.00

253000	41458	140043	Extension of electric ctrl press vpp	52,800.00							7,208.10	9,983.30	10,426.35	10,889.03	11,372.26	2,920.96	0.00

253000	56990	140064	Tour Biglia B470 YS 2M + options	260,267.52							27,408.88	48,709.44	50,972.52	53,340.77	55,819.05	24,016.86	0.00

253000	56995	140065	Tour Biglia B1200M pr lunette	146,082.40							15,348.83	27,298.65	28,595.62	29,953.83	31,376.78	13,509.69	1.00

253000	57001	140066	Tour Biglia B1200M pr lunette	146,082.40							15,348.83	27,298.65	28,595.62	29,953.83	31,376.78	13,509.69	1.00

253000	57003	140067	Tour Biglia B1200M ac lunette+options	166,012.44							17,440.54	31,019.19	32,492.71	34,036.25	35,653.11	15,350.64	-20.00

253000	57009	140068	Tour Biglia B1200M ac lunette+options	166,012.44							17,440.54	31,019.19	32,492.71	34,036.25	35,653.11	15,350.64	-20.00

253000	51577	140080	Banc Magnétoscopique Type universal	32,743.53							2,865.18	5,984.85	6,340.96	6,718.24	7,117.97	3,716.27	-0.06

253000	54143	140107	Syst. Sécurité+adaptation accès usine	83,127.89							4,992.05	15,422.27	16,114.69	16,838.20	17,594.22	12,166.46	0.00

253000 52868	140119+	120 Electro	nic ballistic camera 40mm 291,730.56							8,804.1	5 54,089.	15 56,320.	88 58,644.	69 61,064.	39 52,807.	30	0.00

			Install de radioscopie
253000	51457001	140122	MV2000/320KV	299,245.00							9,373.72	115,640.17	121,676.60	52,554.51				0.00

			Sortie leasing mai 2007	-299,245.00							-9,373.72	-115,640.17	-121,676.60	-52,554.51

253000	53037/1	150072	Tour Biglia B1200M	163,422.69								9,856.60	30,414.81	31,723.28	33,087.98	34,511.45	23,828.57	0.00

253000	53037/2	150073	Tour Biglia B1200Y	201,405.95								12,148.08	37,483.83	39,096.37	40,778.29	42,532.60	29,366.78	0.00

253000	53037/3	160010	Tour Biglia B470 YS2M	258,174.23									47,379.09	49,417.44	51,543.37	53,760.77	56,073.56	0.00

254000	21552	100072	Renault	20,132.70	0.00	0.00	11,933.35	3,835.90	4,044.66	318.79	0.00	0.00	0.00	0.00	0.00			0.00

254000	980359	98056	Volvo	21,623.60	4,116.74	5,103.98	5,486.53	5,897.83	1,018.52	0.00	0.00	0.00	0.00	0.00	0.00			0.00

254000	310N/00011623	98059	Opel Vectra	22,628.51	1,259.37	5,232.64	5,559.38	5,906.51	4,670.61	0.00	0.00	0.00	0.00	0.00	0.00			0.00

254000	31556	120009	BMW 735i	56,565.19	0.00	0.00	0.00	0.00	9,185.82	10,591.44	11,221.25	11,888.47	12,595.40	1,082.81	0.00			0.00

254000			Sortie leasing février 2007	-56,565.19					-9,185.82	-10,591.44	-11,221.25	-11,888.47	-12,595.40	-1,082.81

254000	18005520	120067	Volvo V70 XC AWD	32,833.37	0.00	0.00	0.00	0.00	2,681.99	5,237.53	5,660.98	6,118.66	6,613.35	6,520.86	0.00			0.00

254000	40259	130059	Toyota Hilux 2500CC D4D rouge	17,848.00		0.00	0.00	0.00	0.00	3,413.01	4,299.58	4,533.54	4,780.24	821.63	0.00			0.00

			Sortie leasing avril 2007	-17,848.00						-3,413.01	-4,299.58	-4,533.54	-4,780.24	-821.63

254000	50540	130094	Camion MAN tga type 19313 FLC	61,800.00		0.00	0.00	0.00	0.00	2,764.72	11,381.73	11,916.46	12,476.33	13,062.50	10,198.26			0.00

254000	55464	130094-1	Accessoires camion MAN	23,520.00		0.00	0.00	0.00	0.00		1,766.69	4,375.88	4,574.63	4,782.40	4,999.60	3,020.80		0.00

254000	58740	150054	Ford Transit 430 L/EF	32,799.00		0.00	0.00	0.00	0.00	0.00	0.00	2,942.30	6,097.30	6,392.36	6,701.66	7,025.96	3,639.42	0.00

	Total par an			6,549,649.43	5,376.12	10,336.61	22,979.26	15,640.25	144,495.61	692,054.53	969,697.25	1,172,709.41	1,323,730.05	1,211,299.49	573,429.63	294,954.83	112,908.33	-38.06

EXHIBIT I

THE ALLIED DEFENSE GROUP, INC.

CONVERSION NOTICE

Reference is made to the [FOR AMENDED NOTES: Amended and Restated] Senior Secured Convertible Note (the “Note”) issued to the undersigned by The Allied Defense Group, Inc. (the "Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.10 per share (the “Common Stock”), as of the date specified below.

Date of Conversion:
Aggregate Conversion Amount to be converted:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:
Please issue the Common Stock into which the Note is being converted in the following name and to the following address:
Issue to:
Facsimile Number:
Authorization:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)

1 FOR AMENDED NOTES: Accrued and unpaid Interest through the closing shall be added to the Original Principal Amount of the Note.

2 Insert date that is 6 months from Issuance Date.

3 Insert a price equal to the higher of (a) the Closing Bid Price as of the Trading Day immediately prior to date of signing and (b) $8.00.

4 Insert Closing Bid Price on the date of signing of the Amended and Restated Securities Purchase Agreement.

5 Insert 18 month anniversary of the Issuance Date.

MELLON INVESTOR SERVICES, LLC*

[FOR AMENDED NOTES: AMENDED AND RESTATED] SENIOR SECURED CONVERTIBLE NOTE
CONVERSION INSTRUCTIONS

The Allied Defense Group, Inc. shares are to be debited from [Reserve 2006 — Convertible Notes]

Section A: Compete this section if Certificate Issuance:

Number of Shares:
Issue to Name and Address:
Tax ID / SSN:
Requires Restrictive Legend:	Yes No
Mailing Address:
(if different from address
above)

Section B: Complete this section if the shares are to be delivered to the Broker by DWAC:

Number of Shares:
Issue to Name:
Broker:
Broker’s DTC Number:
Broker Contact and Phone:
FOR THE ALLIED DEFENSE GROUP, INC. USE ONLY

Control Number:

*or such other Transfer Agent that may succeed Mellon Investor Services, LLC

2
ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Mellon Investor Services, LLC to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated      , 2007 from the Company and acknowledged and agreed to by Mellon Investor Services, LLC.

Date:

THE ALLIED DEFENSE GROUP, INC.

By:
Name:
Title: